Exhibit 11.2
1 PURPOSE
U.S. Federal and state laws, as well as Brazilian laws and laws of other foreign jurisdictions, prohibit trading in the equity or debt securities of a company while in possession of material non-public information about the company. In order to take an active role in promoting compliance with such laws, and preventing insider trading violations by its officers, directors, employees and certain others, Inter &Co,Inc. (the“Company”)has adoptedthepolicies andprocedures describedinthis memorandum(the “Policy”).
2 SCOPE
This Policyapplies toalltransactions intheCompany’s securities,includingcommonshares,options for common shares, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relatingtotheCompany’s securities,includingsecurities exchangeableintotheCompany’ssecurities,depositaryreceipts representingtheCompany’ssecurities,whether or notissuedbytheCompany, such as exchange-traded options, and also quotas of investment funds which invest predominantly in securities oftheCompany(collectively,“Company Securities”). Its prohibitions applytoactions takenby all officers, directors, employees and temporary employees of the Company and its subsidiaries (together, the“Company Persons”andeacha“Company Person”).
Portions of this Policy impose additional obligations on certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties (“Insiders”). TheNon-statutory Governance Committee, shall maintain the list of Insiders up to date, by removing or adding persons to the list as necessary.
The restrictions and prohibitions in this Policy on actions by Company Persons also apply to actions by the spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influenceor control(“Related Persons”). AllCompany Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.
Os princípios de conduta ética do Inter devem ser observados no cumprimento deste documento. Código PO396 EN Versão 4.0 Divulgação Public 1 de 15

Exhibit 11.2

Company Persons are responsible for ensuring that such other persons or entities do not engage in the activities restricted or prohibited under this Policy.

This Policy (and/or a summary of this Policy) shall be delivered to all new Company Persons upon the commencement of their relationships with the Company or its controlled subsidiaries and is to be circulated, electronically or not, to all Company Persons whenever this Policy is amended or at least annually.

This Policy enters into force immediately after its approval by the Board of Directors of the Company ("Board").

3 LEGAL BASIS

I. U.S. Federal and state laws concerning insider trading.

II. Brazilian laws concerning insider trading.

4 DEFINITIONS, CONCEPTS AND ACRONYMS

I. **Affiliate.** (i) members of the Company's Board of Directors and of the advisory committees to the Board of Directors, (ii) executive officers of the Company, (iii) other officers (statutory or not) or members of the Company's statutory committees who have influence over the Company's policies and strategies, (iv) shareholders who hold 10% (ten percent) or more of the Company's share capital, and (v) Related Persons of the people mentioned in items "i" to "v" above.

II. **B3.** The Brazilian stock exchange.

III. **Board.** Board of Directors of the Company.

IV. **Clearance Committee.** Group, formed by the Chief Executive Officer or Banco Inter, the Chief Financial Officer of the Company, the Chief Investor Relations Officer, and the officers

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Os princípios de conduta ética do Inter devem ser observados no cumprimento deste documento.
Código PO396 EN | Versão 4.0 | Divulgação Public | 2 de 15

responsible for Legal in Banco Inter and Global. who have the powers established in this Policy.

V. **Company.** Inter & Co, Inc.

VI. **Company Persons.** All officers, directors, employees and temporary employees of the Company and its controlled subsidiaries.

VII. **Company Securities.** Company's securities, including common shares, options for common shares, debt securities and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company's securities, including securities exchangeable into the Company's securities, depositary receipts representing the Company's securities, whether or not issued by the Company, such as exchange-traded options, and also quotas of investment funds which invest predominantly in securities of the Company.

VIII. **Equiniti.** Equiniti Trust Company, LLC.

IX. **Insiders.** Certain Company Persons that have, or are likely to have, regular or special access to material non-public information in the normal course of their duties.

X. **Non-Statutory Governance Committee.** Means the Non-statutory Governance Committee of the Company (or Governance Subcommittee) that reports to de Audit Committee.

XI. **Policy.** Insider Trading Policy.

XII. **Related Persons.** Spouses, minor children and adult members of the households of Company Persons, and any entities that Company Persons directly or indirectly influence or control.

XIII. **SEC.** Securities and Exchange Commission.

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Os princípios de conduta ética do Inter devem ser observados no cumprimento deste documento.

Código	Versão	Divulgação	
PO396 EN	4.0	Public	3 de 15
5 GUIDELINES
5.1 GENERALPROHIBITIONAGAINST INSIDERTRADING
I. No Trading or Tipping on Material Non-Public Information
No Company Person may, while in possession of material non-public information about the Company:
(i) buy, sell or otherwise engage in any transactions, directly or indirectly, in any Company Securities,exceptas describedin“SectionII–Statement of Policy –Exception”ofthis Policy;
(ii) make recommendations or express opinions about trading in Company Securities on the basis of such information;
(iii) disclose such information to any third party, including family or household members;
(iv) to enter into lending securities agreement; or
(v) assist anyone in the above activities.
The above restrictions also apply to transacting in the securities of another company while in possession of material non-public information relating to such other company, when that information is obtained in the course of employment with, or other services performed on behalf of, the Company or anysubsidiaryoftheCompany.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from these restrictions. The securities laws do not recognize mitigating circumstances and, in any event, even the appearance of an improper
transactionmustbeavoidedtopreservetheCompany’s reputationfor adheringtothehighest standards of conduct.
I. “MaterialNon-PublicInformation”

Exhibit 11.2
Material Information. It is not possible to define all categories of material information, as the ultimate determination of materiality by enforcement authorities will be based on an assessment of all of the facts and circumstances. Information that is material at one point in time may cease to be material at another pointintime,andviceversa.
Ingeneral,informationis considered“material”ifthereis areasonablelikelihoodthatitwouldbeconsideredimportanttoaninvestor inmakingadecisiontobuy,holdor sellsecurities. Anyinformationthatcouldbeexpectedtoaffectacompany’sstock price, whether positive or negative, and whether the change is large or small, may be considered material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:
(i) Financial results;
(ii) Projections of future revenues, earnings or losses;
(iii) News of a pending or proposed merger;
(iv) News of the disposition or acquisition of significant assets or a subsidiary;
(v) Material impairments, write-offs or restructurings;
(vi) Creation of a material direct or contingent financial obligation;
(vii) Impending bankruptcy or financial liquidity problems;
(viii) The gain or loss of a substantial client, customer or supplier;
(ix) Changes in dividend policy;
(x) New product announcements of a significant nature;
(xi) Significant product or services defects or modifications;

Exhibit 11.2
(xii) Significant pricing changes;
(xiii) Stock splits;
(xiv) New equity or debt offerings;
(xv) Significant litigation or regulatory exposure due to actual or threatened litigation, investigation or enforcement activity;
(xvi) Major changes in senior management; and
(xvii) Material agreements not in the ordinary course of business (or termination thereof).
The Clearance Committee, in consultation as appropriate with other members of senior management of the Company, has the authority to determine whether any information constitutes material nonpublic information.
Non-Public Information. Information is not considered public until it has been disclosed broadly to the marketplace (for example, included in a press release or a filing with the Securities and Exchange Commission(the“SEC”))andtheinvestingpublichas hadtimetoabsorbtheinformation fully. Information will be considered to be fully absorbed by 9:30 a.m. U.S. Eastern Time on the second
“tradingday”after theinformationis released. If,for example,theCompanyweretomakean announcement on Monday, the information in the announcement would be considered public (and trades could be made) starting at 9:30 a.m. U.S. Eastern Time Wednesday (assuming all relevant days are“tradingdays”;a“tradingday”is adayonwhichtheNASDAQStockMarketis openfor business).
5.2 SPECIAL RESTRICTIONS AND PROHIBITIONS
The following transactions present heightened legal risk and/or the appearance of improper or inappropriate conduct on the part of Company Persons, and are restricted or prohibited as follows. The restrictions and prohibitions apply even if the relevant Company Person is not in possession of material non-public information.
I. Short Sales. Short sales of a security (i.e., the sale of a security that the seller does not own) bytheir naturereflectanexpectationthatthevalueofthesecuritywilldecline. Shortsales

Exhibit 11.2

can create perverse incentives for the seller, and signal to the market a lack of confidence in the Company's prospects. Accordingly, no Company Person may engage in a short sale of Company Securities.

II. **Publicly Traded Options.** A put is an option to sell a security at a specific price before a set date, and a call is an option or right to buy a security at a specific price before a set date. Generally, put options are purchased when a person believes the value of a security will fall, and call options are purchased when a person believes the value of a security will rise. A transaction in options is, in effect, a bet on the short-term movement of the Company's securities, and therefore creates the appearance of trading on the basis of material non-public information. Transactions in options may also focus a Company Person's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, no Company Person may engage in a put, call or other derivative security transaction relating to Company Securities on an exchange or in any other organized market.

III. **Hedging Transactions.** Certain forms of hedging or monetization transactions, including zero-cost collars, equity swaps, exchange funds and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the stockholder to continue to own the covered securities, but without the full risks and rewards of ownership. Because participating in these transactions may cause a Company Person to no longer have the same objectives as the Company's other stockholders, no Company Person may engage in such transactions.

IV. **Blackout Periods.** The Company has established quarterly blackout periods, and may impose additional, special blackout periods, to Company Persons each as described below.

V. **Quarterly Blackout Periods.** Quarterly blackout periods start 24 (twenty-four) calendar days prior to the release of the Company quarterly results and end 1 (one) US business day after the release of the Company quarterly results. Unless otherwise established by the Clearance Committee, Insiders may not conduct any transactions in Company Securities during quarterly blackout periods (blackout). The Clearance Committee may decide to send notifications to Insiders and to other affected persons (to the latter only if the Clearance Committee decides to impose the quarterly blackout periods to any Company Persons other than Insiders) at the beginning of each the blackout period.

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Os princípios de conduta ética do Inter devem ser observados no cumprimento deste documento.

Código	Versão	Divulgação	
PO396 EN	4.0	Public	7 de 15
VI. Special Blackout Periods. From time to time the Clearance Committee may impose special blackout periods, during which Insiders and other affected persons will be prohibited from engaging in transactions in Company Securities. In the event of a special blackout period, the Clearance Committee will notify Insiders and other affected persons, who will be prohibited
fromengaginginanytransactioninvolvingtheCompanySecurities untilfurther written notice. The imposition of a special blackout period is itself confidential information, and the fact that it has been imposed may not be disclosed to others.
VII. Modification of a Blackout Period. The Clearance Committee may shorten, suspend, terminate or extend any blackout period at such time and for such duration as it deems appropriate given the relevant circumstances. Any persons affected by such a modification will be appropriately notified.
5.3 EXCEPTIONS
I. Stock Option Exercises. This Policy does not apply to the exercise of any employee stock options, whereby a Company Person pays out-of-pocket to exercise and hold the stock, or
tothe“netexercise”ofataxwithholdingrightpursuanttowhichaCompanyPersonelects to have the Company withhold shares subject to an option to satisfy tax-withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
II. Equity Incentive Plans. This Policy does not apply to the acquisition of shares by a Company PersonunderCompany’s equityincentiveplans,includingbutnotlimitedtoRSUs. This Policy does apply, however, to any sale of shares eventually acquired by a Company Person under the Company’s equityincentiveplans. TheCompany,throughadecisionoftheClearanceCommittee, reserves, though, the right to prohibit any such transaction as it, in its sole discretion, deems necessary.
5.4 ADDITIONAL PROCEDURES AND GUIDELINES
I. Transactions under Rule 10b5-1 Plans. Implementation of a trading plan under Rule 10b5-1 under the Exchange Act allows a person to place a standing order with a broker to purchase or sell stock of the Company, so long as the plan specifies the dates, prices and amounts of the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material nonpublic information at the time of the trade.

Exhibit 11.2
the planned trades or establishes a formula for those purposes. Trades executed pursuant to a Rule 10b5-1 plan that meets the requirements listed below may generally be executed even though the person who established the plan may be in possession of material nonpublic information at the time of the trade.
II. A trading plan may only be established when a person is not in possession of material nonpublic information and when a blackout period is not in effect. Anyone subject to this Policy who wishes to enter into a Rule 10b5-1 plan must submit the trading plan to the Chief Investor Relations Officer for prior, written approval. All Rule 10b5-1 plans must be placed through Equiniti. Subsequent modifications to any Rule 10b5-1 plan must also be pre-approved by the Chief Investor Relations Officer. Whether or not pre-approval will be granted will depend on all the facts and circumstances at the time, but the following guidelines should be kept in mind:
(i) The trading plan must be in writing and entered into only when a blackout period is not in effect and when the individual is not in possession of material non-public information;
(ii) The trading plan must be adopted in good faith and not as part of a plan or scheme to evade the anti-fraud rules under the federal securities laws;
(iii) The individual may not have more than one trading plan in effect at any given time, unless
(i) there is an earlier-and later-commencing plan designed to operate in sequence, such that one commences after termination of the other or (ii) the additional Rule 10b5-1 plan provides solely for eligible sell-to-cover transactions. A Rule10b5-1 plan provides for an eligible sell-to-cover transaction where the plan authorizes for the sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of stock-based compensation and the person establishing the Rule 10b5-1 plan does not otherwise exercise control over the timing of the sales;
(iv) No transactions may be effected outside the plan;
(v) The trading plan must permit its termination by the Company at any time when the Company believes that trading pursuant to its terms may not lawfully occur;

Exhibit 11.2
(vi) For directors and officers of the Company, transactions under the trading plan may not commenceuntilthelater of(i)90 days followingtheexecutionoftheplanor(ii)2businessdays following the disclosure in a Form 20-F or Form 6-K oftheCompany’s financial results for the fiscal quarter in which the plan was adopted;
(vii) For Company Persons other than directors and officers of the Company, transactions under the trading plan may not commence until 30 days following the adoption of the plan;
(viii) The trading plan should, in the absence of special circumstances, be for a period of not less than one year;
(ix) The trading plan should provide for relatively simple pricing parameters (e.g., limit orders), rather than complex formulae for determining when trading under the plan may occur and at what price;
(x) A person may only enter in a trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction that does not provide solely for eligible sell-to-cover transactions if the individual has not, in the prior 12 months, entered into another trading plan designed to effect the open-market purchase or sale of the total amount of securities as a single transaction;
(xi) The trading plan may generally not be terminated or amended once it is executed to avoid callingintoquestiontheoriginal“bonafides”oftheplan;anyamendmentmustbemade only during a non-blackout period when the person is not in possession of material nonpublic information and transactions under the amended plan may not commence, for directors and officers of the Company, until the later of (i) 90 days following the execution of the amendment or (ii) 2 business days following the disclosure in a Form 20-F or Form 6-K oftheCompany’s financialresults for thefiscalquarter inwhichtheplanwasamended. For Company Persons other than directors and officers of the Company, transactions under the amended plan may not commence until 30 days following the amendment of the plan;
(xii) Directors and officers of the Company must include a representation in their trading plan that, at the time of the adoption of a new or modified plan: (i) they are not aware of material non-public information about the Company or the Company Securities, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;

Exhibit 11.2
material non-public information about the Company or the Company Securities, and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
(xiii) Trading plans do not obviate the need to file Form 144 and the fact that a reported transaction was made or is to be made pursuant to a trading plan should be noted on the Form.
I. Affiliates (Rule 144). Thefollowingpersons willbeconsideredan“Affiliate”oftheCompany (i)membersoftheCompany’s BoardofDirectorsandoftheadvisorycommittees totheBoard of Directors, (ii) Executive Officers of the Company, (iii) other officers (statutory or not) or membersoftheCompany’s statutorycommittees whohaveinfluenceover theCompany’s policies and strategies, (v) shareholders who hold 10% (ten percent) or more of the Company’s sharecapital,and(vi)RelatedPersons ofthepeoplementionedinitems “i”to“iv”above(“Affiliate”).
An Affiliate wishing to sell Company Securities, subject to the terms of applicable regulations, may have to file a Form 144 with the SEC on the same day of the sale. Before any trade, an Affiliate shall consult with the Governance Team of the Company, the Governance team will communicate the Affiliate in case they need to file the F-144 before SEC and the Governance team of the Company may support the Affiliate in filling-in the F-144 and submitting it to the SEC. Nonetheless, it must be noted that Affiliates shall be fully available to the Investor Relations team to allow the procedure to be completed on time, as the Affiliates are the responsible party. After the F-144 is signed-off, the Governance team will submit it to SEC and trading will be allowed. ThequantityofCompany’s Securities sold by an Affiliate during any 3 (three) month period shall not exceed (i) in the case of debt securities, 10% (ten percent) of the tranche, considering the total amount of Securities to be sold by the Affiliate, and (ii) in the case of equity securities, the greater of (a) 1% (one percent) of the outstanding securities of the class being sold; and (b) the reported average weekly trading volume of theCompany’s Securities onNasdaqduringthe4(four)weeks precedingthe filing of Form 144.
I. Communication on Trading by Certain Affiliates. The (i) directors of the Company, (ii) officers of the Company, and (iii) members of the Company's statutory committees must inform the Company of all trades in the Company's Securities that: (a) they personally carry out, and (b) are carried out by a spouse from whom they are not legally or extrajudicially separated, a partner, any dependent included in their annual income tax return and by companies directly or indirectly controlled by them. This communication must be made within five days of each trade taking place and must contain the information specified in article 11, third paragraph of Resolution 44 of the Brazilian Securities Commission (CVM).

Exhibit 11.2

are carried out by a spouse from whom they are not legally or extrajudicially separated, a partner, any dependent included in their annual income tax return and by companies directly or indirectly controlled by them. This communication must be made within five days of each trade taking place and must contain the information specified in article 11, third paragraph of Resolution 44 of the Brazilian Securities Commission (CVM).

II. **Trading Venue.** All Brazilian Insiders must hold and trade Company Securities exclusively at Inter DTVM and/or Inter&Co Securities, LLC (in partnership with Apex or otherwise), depending on whether the Company Securities are listed on the Brazilian stock exchange ("B3") or on Nasdaq, respectively. All Brazilian Insiders will be given 30 calendar days following the date of the approval of this Policy to start complying with this obligation. All new Brazilian Insiders will be given 30 calendar days to start complying with this obligation following the date they became Insiders.

III. **Confidentiality of All Non-Public Information.** Company Persons must maintain the confidentiality of the Company's non-public information. In the event a Company Person receives any inquiry or request for information (particularly financial results and/or projections, and including to affirm or deny information about the Company), from any person or entity outside the Company, such as a stock analyst, and it is not part of such Company Person's regular corporate duties to respond to such inquiry or request, the inquiry should be referred to Investor Relations.

IV. **Individual Responsibility.** All Company Persons have the individual responsibility to comply with this Policy. A Company Person may, from time to time, have to forgo a proposed transaction in Company Securities even if he or she planned to make the transaction before learning of the material non-public information. While the Clearance Committee may be consulted regarding the application of this Policy, including the appropriateness of engaging in a particular transaction at a particular time, the responsibility for adhering to this Policy and avoiding unlawful transactions, and ensuring that related persons (as described above) do the same, rests with each Company Person. Any action on the part of the Company or any employee or director pursuant to this Policy (or otherwise), including pre-clearance of any trading plans, does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

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Código PO396 EN | Versão 4.0 | Divulgação Public | 12 de 15

V. **Post-Termination Transactions.** This Policy applies even after termination of employment or service with the Company. If a Company Person is in possession of material non-public information when his or her employment or service terminates, that person may not trade in Company Securities (or another company's securities, as described in this Policy) until such information has become public or is no longer material.

5.5 POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

I. **Criminal and Civil Liability.** Pursuant to U.S. Federal and state laws, as well as the laws of other foreign jurisdictions, persons engaging in transactions in a company's securities at a time when they have material non-public information regarding the company, or that disclose material non-public information or make recommendations or express opinions on the basis of material non-public information to a person who engages in transactions in that company's securities ("tipping"), may be subject to significant monetary fines and imprisonment. The SEC has imposed large penalties even when the disclosing person did not profit from the trading; there is no minimum amount of profit required for prosecution.

II. **Possible Disciplinary Action.** Company Persons who violate this Policy will be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

5.6 INQUIRIES

Any person who has a question about this Policy or its application in general may obtain additional guidance from the Clearance Committee. If there is any uncertainty as to the appropriateness of any such communications, please consult with the Clearance Committee before speaking with anyone, especially brokers or any other persons or entities contemplating or executing securities trades. Any inquiries to the Clearance Committee shall be submitted by email to clearance.committee@bancointer.com.br.

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Os princípios de conduta ética do Inter devem ser observados no cumprimento deste documento.

Código	Versão	Divulgação	
PO396 EN	4.0	Public	13 de 15

6 DUTIES AND RESPONSABILITIES
6.1 BOARD OF DIRECTORS OF THE COMPANY
I. Approve the Securities Trading Policy.
II. Approve amendments to the Securities Trading Policy, whenever deemed necessary.
6.2 CLEARENCE COMMITTEE
I. Determine whether any information constitutes material non-public information.
II. Decide whether notifications to Insiders and to other affected persons (to the latter only if the Clearance Committee decides to impose the quarterly blackout periods to any Company Persons other than Insiders) shall be sent at the beginning of each blackout period.
III. Impose, whenever it deems necessary, special blackout periods.
IV. Shorten, terminate, or extend any blackout period if it deems necessary.
V. Answer queries from Company Persons concerning the Insider Trading Policy submitted by emailtoclearance.committee@bancointer.com.br.
6.3 GOVERNANCE SUBCOMMITTEE
I. Maintain the list of Insiders and Affiliates, removing and/or adding persons to the list as it may deem necessary.
7 APPROVAL
I. Legal Coordinator –Ana Flávia Marques Guimarães;

Exhibit 11.2
II. Legal Manager -Débora Resende Castanheira de Carvalho;
III. General Counsel & Compliance and Ombudsman Officer of Banco Inter S.A. -Ana Luiza Vieira Franco Forattini;
IV. Board of Directors of Inter&Co, Inc.